Exhibit (d)(14)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Sub-Advisory Agreement effective as of March 27, 2019, (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Adviser”) and Lord, Abbett & Co. LLC, a Delaware limited liability company (“Lord Abbett” or “Sub-Adviser”).

FMG LLC and Lord Abbett agree to modify the Investment Sub-Advisory Agreement dated as of March 25, 2019 (“Agreement”) as follows:

1.    Removed Portfolio. All references to Multimanager Mid Cap Value Portfolio are hereby removed from the Agreement.

2.    Existing Portfolios. The Manager hereby reaffirms its appointment of the Sub-Adviser as the investment adviser to 1290 VT Micro Cap Portfolio.

3.    Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Sub-Adviser is appointed as the investment adviser and the fee payable to the Sub-Adviser is hereby replaced in its entirety by Appendix A attached hereto.

4.    Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		LORD, ABBETT & CO. LLC

By:	/s/ Michal Levy	By:	/s/ Lawrence B. Stoller
	Michal Levy		Name: Lawrence B. Stoller
	Director, Senior Vice President and Chief Operating Officer		Title: Member and General Counsel

APPENDIX A

TO

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate**
1290 VT Micro Cap Portfolio*	0.90% of the Sub-Adviser Allocation Portion’s average daily net assets.

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Sub-Adviser Allocation Portion is calculated by multiplying the aggregate net assets of the Sub-Adviser Allocation Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.